Exhibit 8.1

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June 16, 2009
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, California 94588
Re: Agreement and Plan of Merger by and among HeartWare International, Inc., Thoratec Corporation, Thomas Merger Sub I, Inc. and Thomas Merger Sub II, Inc., dated as of February 12, 2009
Ladies and Gentlemen:
     We are acting as counsel to Thoratec Corporation, a California corporation (“Thoratec”), in connection with the proposed merger (the “Merger”) of Thomas Merger Sub I, Inc., a Delaware corporation and wholly-owned subsidiary of Thoratec (“Merger Sub I”) with and into HeartWare International, Inc., a Delaware corporation (“HeartWare”) (the “Merger”), and, if applicable, the subsequent merger of HeartWare with and into Thomas Merger Sub II, Inc., a Delaware corporation and wholly-owned subsidiary of Thoratec (“Merger Sub II”) (the “Second Merger”), pursuant to the Agreement and Plan of Merger dated as of February 12, 2009, by and among HeartWare, Thoratec, Merger Sub I and Merger Sub II (the “Merger Agreement”). This opinion is being delivered in connection with Thoratec’s registration statement on Form S-4, as amended, relating to the proposed Merger pursuant to the Merger Agreement (the “Registration Statement”), to which this opinion appears as an exhibit. Capitalized terms not defined herein have the meanings specified in the Merger Agreement.
     In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement, (iii) the tax representation letters to be delivered by Thoratec and HeartWare and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.
     In addition, we have assumed, with your consent, that:
     1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;
     2. The Merger and, if applicable, the Second Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger and, if applicable, the Second Merger will be effective under the laws of the State of Delaware;

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;
     4. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time, in each case without such qualification; and
     5. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement.
     Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, the statements in the proxy statement/prospectus constituting part of the Registration Statement under the caption “The Merger—Material U.S. Federal Income Tax Consequences,” constitute the opinion of Latham & Watkins LLP as to the material United States federal income tax consequences of the Merger and, if applicable, the Second Merger applicable to United States holders of HeartWare common stock.
     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.
     1. This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.
     2. No opinion is expressed as to any transaction other than the Merger and the Second Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.
     This opinion is rendered only to you, and is solely for your use in connection with the filing by Thoratec of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name in the proxy statement/prospectus therein under the captions “The Merger—Material U.S. Federal Income Tax Consequences” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Latham & Watkins LLP